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                                                                   EXHIBIT 23(a)





           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated March 28, 1996 accompanying the consolidated financial statements of Phoenix Network, Inc. and Subsidiaries appearing in the 1995 Annual Report of the Company to its stockholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 1995 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the captions "Summary Financial Data" and "Experts."



/s/ GRANT THORNTON LLP
GRANT THORNTON LLP



San Francisco, California
August 21, 1996